Press Release	Source: Petrol Oil and Gas Inc.

Petrol Oil and Gas Increases Ability to Sell Production From Coal Creek Project

Tuesday January 17, 9:20 am ET

Company Enters Into Agreement with Enbridge Pipeline To Connect Second Gas Injection Tap

LAS VEGAS--(BUSINESS WIRE)--Jan. 17, 2006--Petrol Oil and Gas Inc. (OTCBB: POIG - News) announced today that it has signed an agreement with Enbridge Pipeline (ENB) to connect a second gas injection tap on the ENB interstate pipeline system. This injection tap will serve as the second sales point for Petrol to market natural gas produced from its vast 82,000 acre Coal Creek project. Petrol's production wells will produce natural gas directly into a local gas gathering pipeline system, owned and operated by its wholly owned subsidiary Coal Creek Pipeline, who will in turn transport, process and pressurize Petrol's gas before injecting it into the ENB sales point. The agreement is expected to allow Petrol to significantly increase gas production from the Coal Creek project.

"Now that Petrol has acquired a second interstate pipeline tap approved by Enbridge, we will expand our current drilling and development activities within our Coal Creek project," said Paul Branagan, Petrol's Chairman and CEO. "In early December, we signed the first agreement with ENB for development of our Burlington area and we immediately began a 2 rig drilling program and CCP initiated the installation of its gas gathering and processing systems. With the staking of the second tap in our Waverly area, Petrol will begin an intensive drilling program with another 2 drilling rigs and CCP will begin installing the gas gathering and processing systems to transport our Waverly gas to this new tap and our target market."

Burlington and Waverly are the first two of three areas that make up Petrol's 82,000 acre Coal Creek Project in which Petrol holds a 100% working interest. In November, Petrol drew down $10 Million of a $50 Million debt facility to begin Phase 1 of its Coal Creek Project. Phase 1 includes about 40 gas production wells, 3 SWD wells and two fully equipped gas gathering and processing infrastructures. The gas gathering and processing infrastructures will have the capacity to handle hundreds of Petrol's production wells ultimately planned for the Coal Creek Project.

Forward-Looking Statement: The statements in this press release regarding Petrol's agreement with CCP, the second contract with ENB, benefits of the CCP pipeline, the development of the Coal Creek property, total acreage included in the project, the actual number of wells to be drilled in the project, availability of the total debt facility, and Petrol's ability to fully implement its development plan are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements Petrol makes in this news release include market conditions and those set forth in reports or documents Petrol files from time to time with the SEC. Petrol undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Petrol Oil and Gas, Inc.

Investor Information, 702-454-7318

www.petroloilandgas.com

or

CEOcast, Inc. for Petrol Oil and Gas

Ed Lewis, 212-732-4300, Ext. 225

Source: Petrol Oil and Gas Inc.